Exhibit 3.90

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMPASSLEARNING, INC.

(Pursuant to Section 242 of the General Corporation Law of Delaware)

CompassLearning, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a meeting, pursuant to Section 141(f) of the Delaware General Corporation Law, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and calling for submission of said amendment to the sole stockholder of the Corporation for adoption by the Written Consent of Stockholders, pursuant to Section 228 of the Delaware General Corporation Law, and stating that such amendment will be effective only after adoption thereof by the affirmative vote of all of the issued and outstanding shares of voting Common Stock of the Corporation.

SECOND: That thereafter, pursuant to-resolutions of the Board of Directors of the Corporation said amendment was submitted to the holder of all of the issued and outstanding shares of Common Stock of the Corporation, and such holder, by written consent taken without a meeting, in accordance with Section 228 of the Delaware

General Corporation Law, gave its written consent and agreed to the adoption of the following resolution to amend the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by deleting in its entirety the present Article I and substituting in lieu thereof the following new Article I:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is: RDCL, Inc.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF said CompassLearning, Inc. has caused this Certificate to signed by Andrea R. Newborn, its authorized officer, this 4th day of February 2010.

COMPASSLEARNING, INC.

By:	/s/ Andrea R. Newborn
Andrea R. Newborn
Secretary